EXHIBIT 99.1

PAINCARE COMPLETES $10 MILLION FINANCING

Proceeds To Fund Enhancement of National Network of Pain Relief Centers

ORLANDO, FL – (PR Newswire) – December 18, 2003 – PainCare Holdings, Inc. (AMEX:PRZ) today announced that it has completed a $10 million Private Placement with a group of institutional investors. The financing consisted of $10 million of fixed price Convertible Debentures. The investors have also received warrants to purchase 1,263,316 shares of the Company’s Common Stock. Net proceeds from the financing after costs and expenses is approximately $9.75 million and will provide funds for working capital purposes and the Company’s ongoing expansion program, including the anticipated near term acquisition of four physician practices.

The 7.5% Convertible Debentures are due December 2006 and are convertible into shares of the Company’s Common Stock at $2.6121 per share, a 10% premium over the recent market price (the “Closing Price”). Interest on the Debentures is payable in quarterly installments commencing in March 2004 in cash or stock, at the Company’s election. The warrants to be issued to the investors have a term of four years and are exercisable as follows: 631,658 shares at $2.7309 per share, a 15% premium over the Closing Price and 631,658 shares at $2.8496 per share, a 20% premium over the Closing Price.

The securities to be sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. As part of the transaction, the Company has agreed to file a resale registration statement on Form S-3 with the Securities and Exchange Commission by January 31, 2004 for purposes of registering the resale of the shares of common stock issuable upon conversion the debentures, upon exercise of the warrants, and as payment of interest, if any, on the Debentures.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare specializes in the cost-effective delivery of high-tech pain relief through Minimally Invasive Surgery, Pain Management technologies and Orthopedic Rehabilitation.

Through strategic acquisitions and management service agreements, the Company is establishing a network of orthopedic rehabilitation, spine surgery and pain management centers across North America to serve the pain care market. Currently, PainCare owns and operates: Advanced Orthopaedics of South Florida, Inc., located in Lake Worth, Florida, that specializes in minimally invasive spine surgery; Rothbart Pain Management Clinic, Inc., one of the largest providers of pain management services in Canada; Spine One, P.C., a pain management practice specializing in minimally invasive spine procedures; and Pain & Rehabilitation Network, Inc., dba “The Pain Center,” an established pain management practice serving the Greater Jacksonville area in Florida, and led by Andrea M. Trescot, M.D., considered one of the leading pain management physicians in the country; Medical Rehabilitation Specialists II, P.A., an established physiatry and pain management practice located in Tallahassee, Florida, led by Kirk Mauro, M.D., one of the country’s leading physiatrists; and Associated Physicians Group (APG), a fully integrated pain management group practice serving the St. Louis Metro-East market.

In addition, PainCare operates a turnkey orthopedic rehabilitation program, marketed as MedX-Direct, utilizing MedX’ patented, proprietary, rehabilitation equipment to provide selected healthcare providers with an enhanced revenue stream into their practices.

This press release may contain forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated including the following: insufficient capital to expand business; market acceptance of new products and services; management’s ability to effectively launch new products in a timely and cost efficient manner; governmental regulation and legal uncertainties; ability to manage growth and to respond to rapid technological change; competitive pressures; costs or difficulties related to the integration of businesses, if any, acquired or that may be acquired, may be greater than expected; operating costs or customer loss and business disruption following future mergers and acquisitions may be greater than expected; general economic or business conditions; and any changes in the securities market. For a detailed description of these and other cautionary factors that may affect PainCare’s future results, please refer to PainCare’s filings with the Securities Exchange Commission, especially in the “Factors Affecting Operating Results and Market Price of Securities” included in the Company’s most recent filings filed with the Securities Exchange Commission.

FOR MORE INFORMATION, PLEASE CONTACT

Stephanie Noiseux, Elite Financial Communications Group, LLC

407-585-1080 or via email at steph@efcg.net